EXHIBIT 99.1

LHC Group Announces Third Quarter 2019 Financial Results

Increases 2019 EPS Guidance
Growth Expected to Accelerate in 2020

LAFAYETTE, La., Nov. 06, 2019 (GLOBE NEWSWIRE) -- LHC Group, Inc. (NASDAQ: LHCG) announced its financial results for the quarter ended September 30, 2019. Unless otherwise noted, all results are compared with the third quarter ended September 30, 2018.

Third Quarter of 2019 Financial Results – LHC Group Legacy Home Health and Hospice and Fully Converted Almost Family Locations Generating Strong Growth

  Net service revenue increased 4.2% to $528.5 million.
  Net income attributable to LHC Group’s common stockholders increased 41.6% to $30.1 million. Earnings per diluted share attributable to LHC Group’s common stockholders increased 41.2% to $0.96, which includes the effect of costs and expenses described within the adjusted results below.
  Adjusted net income attributable to LHC Group’s common stockholders increased 33.9% to $39.5 million. Adjusted earnings per diluted share attributable to LHC Group’s common stockholders increased 32.6% to $1.26.
  Adjusted EBITDA increased 22.2% to $59.6 million.
  Adjusted results for the third quarter of 2019 exclude transaction and other transition related costs and expenses as well as charges and expenses related to certain closures and relocations in the aggregate amount of $9.4 million after tax, or $0.30 per diluted share.
  Organic growth in home health admissions was 11.1% for the quarter and 8.6% year-to-date excluding Almost Family locations.
  Organic growth in home health revenue was 7.9% for the quarter and 7.2% year-to-date excluding Almost Family locations.
  Organic growth in hospice admissions was 2.1% for the quarter and 5.9% year-to-date excluding Almost Family locations.
  Organic growth in hospice revenue was 6.0% for the quarter and 7.2% year-to-date excluding Almost Family locations.
  Organic growth in hospice average daily census was 9.2% for the quarter and 8.9% year-to-date excluding Almost Family locations

A reconciliation of all non-GAAP financial results in this release appears on page 13.

Operational and Strategic Highlights

  LHC Group quality and patient satisfaction scores continue to exceed the national average and outpace industry peers with 97% of its same store locations having CMS Quality Star ratings of four stars or greater when excluding Almost Family locations and other recent acquisitions. We continue to experience quarter over quarter improvement in each of our quality and patient satisfaction scores through our Almost Family locations and other recently acquired locations.
  The 130 Almost Family locations that were fully converted to LHC Group’s version of Homecare Homebase prior to the third quarter demonstrated sequential organic growth in home health admissions of 1.2% in the third quarter as compared to the second quarter. We expect to complete the conversion of the remaining Almost Family locations to Homecare Homebase by the end of 2019.
  To date in 2019, LHC Group has acquired or agreed to acquire 17 home health, 8 hospice, and two home and community based services locations in 10 states and the District of Columbia, the majority of which are hospital joint ventures. These acquisitions represent approximately $86.7 million in annualized revenue.

Commenting on the results, Keith G. Myers, LHC Group’s Chairman and Chief Executive Officer, said, “We have been able to deliver excellent results in 2019 with strong organic growth, margin improvement and momentum in our M&A strategy. Our growth is highlighted by increasing market share from legacy LHC locations and improving the performance at post-conversion Almost Family locations. We are well positioned to extend our growth posture in 2020 and beyond.”

M&A Strategy - Strong Current Pipeline of Joint Ventures and Acquisitions and Market Consolidation Expected to Accelerate in 2020
On August 1, 2019, LHC Group and Capital Regional Medical Center finalized their joint venture to purchase from SSM Health the assets of three home health and hospice locations in Jefferson City and Mexico, Missouri. LHC Group expects annualized revenue from this joint venture of approximately $3.5 million.

On August 1, 2019, LHC Group and Atmore Community Hospital finalized a JV partnership agreement to purchase and share ownership of a home health provider in Atmore, Alabama. The provider will continue operating under the name Atmore Community Home Care, serving patients and families in the community and the region with in-home healthcare. LHC Group expects annualized revenue from this joint venture of approximately $2.0 million.

On August 1, 2019, LHC Group purchased two home and community based services (HCBS) locations in West Union and Waverly, Ohio from Comfort Home Care. The agreement includes 100 percent of each location’s assets, which will be consolidated under LHC Group’s existing HCBS provider, HomeCare by Blackstone, in Columbus. LHC Group expects annualized revenue from this acquisition of approximately $2.0 million.

On August 1, 2019, LHC Group completed the previously announced acquisition of a home health and HCBS provider located in Baltimore from VNA of Maryland and Elite Home Care Services. LHC Group expects annualized revenue from this acquisition of approximately $35.0 million.

On September 1, 2019, LHC Group finalized a joint venture agreement with Norton Healthcare in Louisville, Kentucky to share ownership of Caregivers Health Network, a home health provider. Under terms of the agreement, Norton Healthcare purchased a minority interest in the agency, which has been renamed Norton Home Health.

On November 5, 2019, LHC Group and LifePoint Health agreed to further expand their existing joint venture partnership with the purchase of one home health provider with a location in Wilmington, Ohio and two hospice providers with a location in Sierra Vista, Arizona and Lewiston, Idaho. The agreement, which is subject to customary closing conditions, is expected to close by December 1, 2019. LHC Group expects annualized revenue from the expansion of this joint venture of approximately $3.6 million.

On November 5, 2019, LHC Group agreed to purchase a single freestanding home health provider – Life Wellness Home Health – in Las Vegas, Nevada. The agreement, which is subject to customary closing conditions, is expected to close by December 1, 2019. LHC Group expects annualized revenue from this joint venture of approximately $2.1 million.

Myers noted, “The common thread throughout all of the recent regulatory rulings and changes is that they shift care into the home and encourage payment models built on delivering value. The new models are now more dependent than ever on providers who can deliver the highest levels of clinical quality across the broadest range of services and within a value-based environment. LHC Group wins in all of these scenarios, and it will increase the value proposition we provide to leading hospital and health systems across the country. With over 30% of existing home health agencies projected to close as a result of PDGM and the elimination of the RAP according to many industry sources, we expect market consolidation through acquisitions and market share gains to help fuel our organic growth as well.”

Full Year 2019 EPS Guidance Raised and Full Year Revenue and EBITDA Guidance Affirmed - 24% Year-over-Year Adjusted Earnings Growth at the Midpoint Continues to be Fueled by Strong Organic Growth and Acquisition Accretion
The Company increased its guidance for full year adjusted earnings per diluted share to a range of $4.35 to $4.45 from a range of $4.25 to $4.35. The Company affirmed its full year 2019 guidance issued on May 8, 2019 for net service revenue in a range of $2.09 billion to $2.14 billion and Adjusted EBITDA, less non-controlling interest, in a range of $214 million to $220 million.

The Company’s guidance ranges do not take into account the impact of future reimbursement changes, if any, future acquisitions, if made, de novo locations, if opened, location closures, if any, or future legal expenses, if necessary. The adjusted earnings guidance for 2019 is presented on a non-GAAP basis, as it does not include the impact of transaction related costs, integration related expenses or other expenses related to the acquisition of Almost Family or other acquisitions. Given the difficulty in predicting the future amount and timing of these expenses, the Company cannot reasonably provide a full reconciliation of its fiscal year 2019 adjusted earnings per share guidance to GAAP earnings per share.

Joshua L. Proffitt, LHC Group’s Chief Financial Officer, added, “LHC Group’s distinct advantages in quality and patient satisfaction scores, national scale, organic growth, accelerating M&A pipeline, available liquidity and compelling value proposition for our partners provide near-term and long-term growth avenues that we have only begun to fully deploy. The strong organic growth we have achieved this year and the strengthening of the Almost Family business in the third quarter position us well for continued growth in 2020. In addition, the favorable rulings by CMS for PDGM and other expected regulatory changes that further enhance our leadership position and differentiated business model position us at the forefront of what we anticipate is a historic consolidation opportunity that can materially drive our growth in 2020 and beyond.”

Patient Driven Groupings Model (PDGM) Commentary
“Last week’s final PDGM ruling by CMS of a 4.36% behavioral adjustment was a significant improvement for the home health industry compared with the proposed rule issued in July 2019 with an 8.01% behavioral adjustment,” Myers added. “Despite this positive change, we remain concerned with the lack of transparency in CMS’s use of assumptions to establish payment policy and adjustments. We support payment reform that is evidence-based rather than on assumptions. We will continue to work closely with CMS to urge them to be more transparent in the calculation of payments to providers under the Medicare Home Health benefit”.

“I would like to thank the many sponsors in Congress for their overwhelming support with the regulatory and legislative changes under PDGM and their understanding of the need for the change in the adjustment to preserve access to home health services, particularly in rural areas. This change would not have happened without their help. I would also like to thank Seema Verma, the CMS Administrator, and her staff at CMS and HHS for their multiple meetings with us and their willingness to work collaboratively and listen to the industry’s concerns.”

“I’m extremely proud of how the LHC Group team approached the challenge of PDGM from a clinical perspective and created clinical pathways that ensure our high standards of clinical care and quality outcomes while increasing efficiency that minimizes the financial impact,” noted Myers. “Our clinical leadership team began working on PDGM preparedness in January and initiated pilots in mid-July that proved out the efficacy of our care models. Based on the success of these pilots, we are beginning the rollout of the care model. The benefits of this clinical approach will become more evident in 2020 as we execute our patient care models under the new rulings and demonstrate what it truly means to deliver value in the most appropriate and cost-efficient setting.”

Conference Call
LHC Group will host a conference call on Thursday, November 7, 2019, at 9:00 a.m. Eastern time to discuss its third quarter 2019 results. The toll-free number to call for this interactive teleconference is (866) 393‑1608 (international callers: (973) 890-8327). A telephonic replay of the conference call will be available through midnight on November 14, 2019, by dialing (855) 859‑2056 (international callers: (404) 537-3406) and entering confirmation number 4293488.

The Company has posted supplemental financial information on the third quarter results that it will reference during the conference call. The supplemental information can be found under Quarterly Results on the Company’s Investor Relations page. A live webcast of LHC Group’s conference call will be available under the Investor Relations section of the Company’s website, www.LHCGroup.com. A one-year online replay will be available approximately one hour following the conclusion of the live broadcast.

About LHC Group, Inc.
LHC Group, Inc. is a national provider of in-home healthcare services and innovations, providing quality, value-based healthcare to patients primarily within the comfort and privacy of their home or place of residence. LHC Group’s services cover a wide range of healthcare needs for patients and families dealing with illness, injury, or chronic conditions. The company’s 32,000 employees deliver home health, hospice, home and community based services, and facility-based care in 35 states and the District of Columbia – reaching 60 percent of the U.S. population aged 65 and older. LHC Group is the preferred in-home healthcare partner for 350 leading hospitals around the country. In 2019, the company was named to the inaugural Forbes list of “America’s Best-in-State Employers.”

Forward-looking Statements
This press release contains “forward-looking statements” (as defined in the Securities Litigation Reform Act of 1995) regarding, among other things, future events or the future financial performance of the Company, or anticipated benefits of the transaction. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “will,” “estimates,” “may,” “could,” “should” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to: our 2019 revenue and earnings guidance, statements about the benefits of the acquisition, including anticipated earnings accretion, synergies and cost savings and the timing thereof; the Company’s plans, objectives, expectations, projections and intentions; and other statements relating to the transaction that are not historical facts. Forward-looking statements are based on information currently available to the Company and involve estimates, expectations and projections. Investors are cautioned that all such forward-looking statements are subject to risks and uncertainties, and important factors could cause actual events or results to differ materially from those indicated by such forward-looking statements. With respect to the acquisition, these risks, uncertainties and factors include, but are not limited to: the risk that the businesses will not be integrated successfully; the risk that the cost savings, synergies and growth from the transaction may not be fully realized or may take longer to realize than expected; the diversion of management time on integration-related issues; and the risk that costs associated with the integration of the businesses are higher than anticipated. With respect to the Company’s  businesses, these risks, uncertainties and factors include, but are not limited to: changes in, or failure to comply with, existing government regulations that impact the Company’s businesses; legislative proposals for healthcare reform; the impact of changes in future interpretations of fraud, anti-kickback, or other laws; changes in Medicare and Medicaid reimbursement levels; changes in laws and regulations with respect to Accountable Care Organizations; changes in the marketplace and regulatory environment for Health Risk Assessments; decrease in demand for the Company’s services; the potential impact of the transaction on relationships with customers, joint venture and other partners, competitors, management and other employees, including the loss of significant contracts or reduction in revenues associated with major payor sources; ability of customers to pay for services; risks related to any current or future litigation proceedings; potential audits and investigations by government and regulatory agencies, including the impact of any negative publicity or litigation; the ability to attract new customers and retain existing customers in the manner anticipated; the ability to hire and retain key personnel; increased competition from other entities offering similar services as offered by the  Company; reliance on and integration of information technology systems; ability to protect intellectual property rights; impact of security breaches, cyber-attacks or fraudulent activity on the Company’s reputation; the risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; the risks associated with the Company’s expansion strategy, the successful integration of recent acquisitions, and if necessary, the ability to relocate or restructure current facilities; and the potential impact of an economic downturn or effects of tax assessments or tax positions taken, risks related to goodwill and other intangible asset impairment, tax adjustments, anticipated tax rates, benefit or retirement plan costs, or other regulatory compliance costs.

Many of these risks, uncertainties and assumptions are beyond the Company’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the information currently available to the Company on the date they are made, and the Company does not undertake any obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. The Company does not give any assurance (1) that the Company will achieve its guidance or expectations, or (2) concerning any result or the timing thereof. All subsequent written and oral forward-looking statements concerning the transaction or other matters and attributable to the Company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	September 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash	$29,302	$49,363
Receivables:
Patient accounts receivable	288,114	252,592
Other receivables	11,205	6,658
Amounts due from governmental entities	963	830
Total receivables	300,282	260,080
Prepaid income taxes	1,316	11,788
Prepaid expenses	19,994	24,775
Other current assets	22,140	20,899
Total current assets	373,034	366,905
Property, building and equipment, net of accumulated depreciation of $66,219 and $55,253, respectively	84,288	79,563
Goodwill	1,216,227	1,161,717
Intangible assets, net of accumulated amortization of $16,127 and $15,176, respectively	304,517	297,379
Assets held for sale	2,500	2,850
Operating lease right of use asset	95,427	—
Other assets	21,871	20,301
Total assets	$2,097,864	$1,928,715
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and other accrued liabilities	$76,458	$77,135
Salaries, wages, and benefits payable	105,582	84,254
Self-insurance reserves	31,798	32,776
Current operating lease liabilities	29,362	—
Current portion of long-term debt	—	7,773
Amounts due to governmental entities	1,249	4,174
Total current liabilities	244,449	206,112
Deferred income taxes	50,200	43,306
Income taxes payable	3,582	4,297
Revolving credit facility	232,000	235,000
Long term notes payable	—	930
Operating lease payable	70,109	—
Total liabilities	600,340	489,645
Noncontrolling interest — redeemable	15,594	14,596
Stockholders’ equity:
LHC Group, Inc. stockholders’ equity:
Preferred stock – $0.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $0.01 par value; 60,000,000 shares authorized; 35,857,938 and 35,636,414 shares issued in 2019 and 2018, respectively	359	356
Treasury stock — 5,060,266 and 4,958,721 shares at cost, respectively	(58,796)	(49,374)
Additional paid-in capital	945,575	937,968
Retained earnings	501,898	427,975
Total LHC Group, Inc. stockholders’ equity	1,389,036	1,316,925
Noncontrolling interest — non-redeemable	92,894	107,549
Total equity	1,481,930	1,424,474
Total liabilities and equity	$2,097,864	$1,928,715

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net service revenue	$528,499	$507,043	$1,548,926	$1,300,121
Cost of service revenue	334,768	322,196	981,620	831,818
Gross margin	193,731	184,847	567,306	468,303
General and administrative expenses	146,829	149,572	440,634	390,817
Other intangible impairment charge	197	345	7,534	1,123
Operating income	46,705	34,930	119,138	76,363
Interest expense	(2,596)	(3,264)	(8,533)	(7,916)
Income before income taxes and noncontrolling interest	44,109	31,666	110,605	68,447
Income tax expense	9,508	6,685	22,665	14,832
Net income	34,601	24,981	87,940	53,615
Less net income attributable to noncontrolling interests	4,534	3,751	14,017	10,593
Net income attributable to LHC Group, Inc.’s common stockholders	$30,067	$21,230	$73,923	$43,022

Earnings per share:
Basic	$0.97	$0.69	$2.39	$1.63
Diluted	$0.96	$0.68	$2.37	$1.61
Weighted average shares outstanding:
Basic	30,971	30,750	30,919	26,393
Diluted	31,247	31,084	31,203	26,641

LHC GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Operating activities:
Net income	$87,940	$53,615
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	12,812	11,986
Amortization of operating lease right of use asset	22,952	—
Stock-based compensation expense	6,382	7,336
Deferred income taxes	8,102	2,915
Loss (gain) on disposal of assets	337	4
Impairment of intangibles and other	7,534	1,123
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(42,928)	(5,693)
Prepaid expenses and other assets	2,018	(7,489)
Prepaid income taxes	8,258	9,710
Accounts payable and accrued expenses	(4,668)	13,862
Income taxes payable	(715)	(313)
Net amounts due to/from governmental entities	(3,234)	(722)
Net cash provided by operating activities	104,790	86,334
Investing activities:
Purchases of property, building and equipment	(15,401)	(18,889)
Cash paid for acquisitions, net of cash acquired	(54,120)	9,070
Net cash used in investing activities	(69,521)	(9,819)
Financing activities:
Proceeds from line of credit	84,000	292,084
Payments on line of credit	(87,000)	(300,884)
Proceeds from employee stock purchase plan	1,540	1,015
Payments on debt	(7,650)	(196)
Payments on deferred financing fees	—	(1,881)
Noncontrolling interest distributions	(18,944)	(8,720)
Withholding taxes paid on stock-based compensation	(9,422)	(6,719)
Purchase of additional controlling interest	(18,763)	(412)
Exercise of options	153	—
Sale of noncontrolling interest	756	3,322
Net cash (used in) financing activities	(55,330)	(22,391)
Change in cash	(20,061)	54,124
Cash at beginning of period	49,363	2,849
Cash at end of period	$29,302	$56,973
Supplemental disclosures of cash flow information:
Interest paid	$8,549	$6,127
Income taxes paid	$8,015	$2,929

Non-cash operating activity: The Company recorded $115.2 million in operating lease right of use assets in exchange for lease obligations.

Non-cash financing activity:  The Company accrued $1.5 million for capital expenditures primarily related to the home office expansion project during the nine months ended September 30, 2019.

LHC GROUP, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30, 2019
	Home health services	Hospice services	Home and community-based services	Facility-based services	HCI	Total
Net service revenue	$375,599	$62,028	$53,411	$28,715	$8,746	$528,499
Cost of service revenue	237,414	35,819	39,694	18,508	3,333	334,768
General and administrative expenses	108,318	15,218	10,809	9,498	2,986	146,829
Other intangible impairment charge	197	—	—	—	—	197
Operating income	29,670	10,991	2,908	709	2,427	46,705
Interest expense	(1,758)	(310)	(272)	(174)	(82)	(2,596)
Income before income taxes and noncontrolling interest	27,912	10,681	2,636	535	2,345	44,109
Income tax expense	5,900	1,689	1,299	144	476	9,508
Net income	22,012	8,992	1,337	391	1,869	34,601
Less net income (loss) attributable to noncontrolling interests	3,577	1,213	(180)	(67)	(9)	4,534
Net income attributable to LHC Group, Inc.'s common stockholder	$18,435	$7,779	$1,517	$458	$1,878	$30,067
Total assets	$1,458,991	$235,865	$243,779	$88,905	$70,324	$2,097,864

	Three Months Ended September 30, 2018
	Home health services	Hospice services	Home and community-based services	Facility-based services	HCI	Total
Net service revenue	$360,000	$52,962	$52,773	$27,891	$13,417	$507,043
Cost of service revenue	222,765	34,540	39,860	20,146	4,885	322,196
General and administrative expenses	105,112	14,685	12,922	9,823	7,030	149,572
Other intangible impairment charge	345	—	—	—	—	345
Operating income (loss)	31,778	3,737	(9)	(2,078)	1,502	34,930
Interest expense	(2,284)	(491)	(163)	(163)	(163)	(3,264)
Income (loss) before income taxes and noncontrolling interest	29,494	3,246	(172)	(2,241)	1,339	31,666
Income tax expense (benefit)	6,209	774	(74)	(541)	317	6,685
Net income (loss)	23,285	2,472	(98)	(1,700)	1,022	24,981
Less net income (loss) attributable to noncontrolling interests	3,425	386	(87)	27	—	3,751
Net income (loss) attributable to LHC Group, Inc.'s common stockholders	$19,860	$2,086	$(11)	$(1,727)	$1,022	$21,230
Total assets	$1,316,792	$203,921	$246,963	$61,089	$81,999	$1,910,764

LHC GROUP, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Amounts in thousands)
(Unaudited)

	Nine Months Ended September 30, 2019
	Home health services	Hospice services	Home and community-based services	Facility-based services	HCI	Total
Net service revenue	$1,113,887	$168,821	$157,610	$84,391	$24,217	$1,548,926
Cost of service revenue	694,082	103,853	119,054	53,812	10,819	981,620
General and administrative expenses	322,115	45,167	33,004	28,010	12,338	440,634
Other intangible impairment charge	7,263	271	—	—	—	7,534
Operating income	90,427	19,530	5,552	2,569	1,060	119,138
Interest expense	(5,919)	(976)	(857)	(524)	(257)	(8,533)
Income before income taxes and noncontrolling interest	84,508	18,554	4,695	2,045	803	110,605
Income tax expense	17,178	3,716	1,279	297	195	22,665
Net income	67,330	14,838	3,416	1,748	608	87,940
Less net income (loss) attributable to noncontrolling interests	11,305	2,712	(757)	779	(22)	14,017
Net income attributable to LHC Group, Inc.'s common stockholder	$56,025	$12,126	$4,173	$969	$630	$73,923

	Nine Months Ended September 30, 2018
	Home health services	Hospice services	Home and community-based services	Facility-based services	HCI	Total
Net service revenue	$924,463	$146,142	$119,617	$86,345	$23,554	$1,300,121
Cost of service revenue	576,416	95,557	90,331	59,102	10,412	831,818
General and administrative expenses	277,075	43,090	28,664	29,571	12,417	390,817
Other intangible impairment charge	636	—	—	487	—	1,123
Operating income	70,336	7,495	622	(2,815)	725	76,363
Interest expense	(5,627)	(1,181)	(393)	(395)	(320)	(7,916)
Income (loss) before income taxes and noncontrolling interest	64,709	6,314	229	(3,210)	405	68,447
Income tax expense (benefit)	14,022	1,368	50	(695)	87	14,832
Net income (loss)	50,687	4,946	179	(2,515)	318	53,615
Less net income (loss) attributable to noncontrolling interests	9,472	1,215	(157)	129	(66)	10,593
Net income (loss) attributable to LHC Group, Inc.'s common stockholders	$41,215	$3,731	$336	$(2,644)	$384	$43,022

LHC GROUP, INC. AND SUBSIDIARIES
SELECT CONSOLIDATED KEY STATISTICAL AND FINANCIAL DATA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Key Data:	2019	2018	2019	2018

Home Health Services:
Locations	555	565	555	565
Acquired	19	2	32	256
De novo	—	—	—	—
Divested/consolidated	(3)	(5)	(16)	(10)
Total new admissions	97,647	92,643	286,519	239,671
Medicare new admissions	57,496	57,118	172,343	149,158
Average daily census	76,905	75,479	76,573	76,080
Average Medicare daily census	49,016	49,948	49,418	50,768
Medicare completed and billed episodes	91,956	93,389	276,751	244,297
Average Medicare case mix for completed and billed Medicare episodes	1.09	1.10	1.10	1.09
Average reimbursement per completed and billed Medicare episodes	$3,070	$2,929	$3,060	$2,890
Total visits	2,619,073	2,471,979	7,702,229	6,472,307
Total Medicare visits	1,695,148	1,662,610	5,048,298	4,375,408
Average visits per completed and billed Medicare episodes	18.4	17.8	18.2	17.9
Organic growth excluding Almost Family (1)(2)
Net revenue	7.9%	9.3%	7.2%	9.1%
Net Medicare revenue	4.1%	4.6%	3.5%	4.8%
Total new admissions	11.1%	9.7%	8.6%	8.1%
Medicare new admissions	5.4%	4.6%	2.5%	4.8%
Average daily census	7.2%	2.9%	5.1%	2.9%
Average Medicare daily census	2.6%	(0.9)%	0.0%	(0.8)%
Medicare completed and billed episodes	3.6%	0.7%	1.0%	1.0%

Hospice Services:
Locations	109	104	109	104
Acquired	5	1	10	16
De novo	—	—	—	—
Divested/Consolidated	—	(3)	(5)	(3)
Admissions	4,522	4,557	13,746	13,139
Average daily census	4,187	3,763	4,002	3,525
Patient days	385,164	346,153	1,093,039	962,839
Average revenue per patient day	$152.47	$155.40	$153.74	$154.03
Organic growth excluding Almost Family: (1)(2)
Total new admissions	2.1%	5.1%	5.9%	4.2%

Home and Community-Based Services:
Locations (3)	105		105
Average daily census	13,676	14,455	13,914	14,491
Billable hours	2,276,984	2,295,450	6,841,598	5,002,064
Revenue per billable hour	$23.97	$23.30	$23.62	$24.30

Facility-Based Services:
Long-term Acute Care
Locations	13	12	13	12
Acquired	1	—	1	—
Divested/Consolidated	—	—	—	(2)
Patient days	18,918	21,617	58,524	65,480
Average revenue per patient day	$1,377	$1,183	$1,310	$1,244
Occupancy rate	66.3%	75.8%	69.2%	73.5%
  Organic growth is calculated as the sum of same store plus de novo for the period divided by total from the same period in the prior year.
  Almost Family locations remain counted as acquired locations due to continued system integrations, which are expected to be completed by the end of 2019.

  The number of locations for HCBS has been updated to not only include the physical standalone locations but also the locations that are part of a home health provider.

LHC GROUP, INC. AND SUBSIDIARIES
RECONCILIATION OF REVENUE AFTER ADOPTION OF ASU 2014-09
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$532,026	$514,118	$1,568,084	$1,319,840
Less: Implicit price concession (1)	3,527	7,075	19,158	19,719
Net service revenue	$528,499	$507,043	$1,548,926	$1,300,121

RECONCILIATION OF ADJUSTED NET INCOME ATTRIBUTABLE TO LHC GROUP, INC.
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income attributable to LHC Group, Inc.’s common stockholders	$30,067	$21,230	$73,923	$43,022
Add (net of tax):
AFAM and other acquisition expenses (2)	8,482	7,118	20,463	19,289
Closures/relocations/consolidations (3)	941	2,335	4,722	4,799
Excess tax benefit (4)	—	(1,200)	—	(1,200)
Income tax effect of adjustments to income	—	—	—	689
Provider moratorium impairment (5)	—	—	4,332	—
Adjusted net income attributable to LHC Group, Inc.’s common stockholders	$39,490	$29,483	$103,440	$66,599

RECONCILIATION OF ADJUSTED NET INCOME
ATTRIBUTABLE TO LHC GROUP, INC. PER DILUTED SHARE
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income attributable to LHC Group, Inc.’s common stockholders	$0.96	$0.68	$2.37	$1.61
Add (net of tax):
AFAM and other acquisition expenses (2)	0.27	0.23	0.66	0.72
Closures/relocations/consolidations (3)	0.03	0.08	0.15	0.18
Excess tax benefit (4)	—	(0.04)	—	(0.05)
Income tax effect of adjustments to income	—	—	—	0.03
Provider moratorium impairment (5)	—	—	0.14	—
Adjusted net income attributable to LHC Group, Inc.’s common stockholders	$1.26	$0.95	$3.32	$2.49
  Provision for bad debts are classified as implicit price concessions in determining the transaction price of the Company's net service revenue.
  Transition, integration and Homecare Homebase conversion expenses and other costs associated with the acquisition of Almost Family and other recently announced or completed acquisitions ($11.7 million pre-tax in the three months ended Sept 30, 2019 and $28.3 million in the nine months ended Sept 30, 2019).
  Expenses and impairments associated with the closure or consolidation of 3 locations in the third quarter of 2019 along with residual costs and expenses in connection with closures in prior periods ($1.3 million pre-tax in the three months ended Sept 30, 2019 and $6.5 million in the nine months ended Sept 30, 2019).
  Tax benefit due to the exercise of stock options related to the Almost Family acquisition.
  During the nine months ended September 30, 2019, the Company recorded $6.0 million of moratoria impairment as a result of the Centers for Medicare and Medicaid Services (“CMS”) action to remove all federal moratoria with regard to Medicare provider enrollment.

RECONCILIATION OF ADJUSTED EBITDA
(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income attributable to LHC Group, Inc.’s common stockholders	$30,067	$21,230	$73,923	$43,022
Add:
Income tax expense	9,508	6,685	22,665	14,832
Interest expense, net	2,596	3,264	8,533	7,916
Depreciation and amortization	4,412	4,438	12,812	11,986
Adjustment items (6)	13,033	13,165	40,841	33,879
Adjusted EBITDA	$59,616	$48,782	$158,774	$111,635

(6) Adjustment items (pre-tax):
Almost Family merger and other acquisition expenses	11,731	9,914	28,305	27,114
Closures/relocation/consolidations	1,302	3,251	6,536	6,765
Provider moratorium impairment	—	—	6,000	—
Total adjustments	$13,033	$13,165	$40,841	$33,879

Contact:
Eric Elliott
Senior Vice President of Finance
(337) 233-1307
eric.elliott@lhcgroup.com